KBW, Inc.

FOR IMMEDIATE RELEASE

Investor Contact:
Alan Oshiki
KBW Investor Relations
(866) 529-2339

Media Contact:
Neil Shapiro
Intermarket Communications
(212) 754-5423

KBW, Inc. Announces Record Fourth Quarter
And Full Year 2006 Financial Results

New York, NY - February 20, 2007 - KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced financial results for the quarter and year ended December 31, 2006.

Highlights for the fourth quarter include:

•
Basic earnings per share increased 238.5% to $0.88 compared to $0.26 for the fourth quarter of 2005. Diluted earnings per share increased 234.6% to $0.87 compared to $0.26 for the fourth quarter of 2005.

•	Total revenues increased 31.9% to $120.2 million compared to $91.1 million for the fourth quarter of 2005.
•	Investment banking revenues increased 69.4% to $67.2 million compared to $39.7 million for the fourth quarter of 2005.
•	Commissions revenue increased 14.2% to $30.6 million compared to $26.8 million for the fourth quarter of 2005.
•	Interest and dividend income increased 21.8% to $7.6 million compared to $6.2 million for the fourth quarter of 2005.
•	Income before income taxes increased 233.5% to $43.6 million compared to $13.1 million for the fourth quarter of 2005.
•	The effective tax rate decreased 2.2% to 41.7% from 43.9% for the fourth quarter of 2005.
•	Net earnings increased 246.6% to $25.4 million compared to $7.3 million for the fourth quarter of 2005.
•
After adjusting for initial public offering (IPO) restricted stock awards, non-GAAP net income and diluted earnings per share were $26.5 million and $0.90. A reconciliation between our GAAP results and non-GAAP measures is attached.

Highlights for the full year include:

•
Basic earnings per share increased approximately 203.1% to $1.94 compared to $0.64 for the twelve months ended December 31, 2005. Diluted earnings per share increased 201.6% to $1.93 compared to $0.64 for the twelve months ended December 31, 2005.

•	Total revenues increased 32.1% to $406.6 million compared to $307.9 million for the twelve months ended December 31, 2005.
•	Investment banking revenues increased 40.6% to $210.0 million compared to $149.3 million for the twelve months ended December 31, 2005.
•	Commissions revenue increased 21.1% to $116.6 million compared to $96.3 million for the twelve months ended December 31, 2005.
•
The full year 2006 operating compensation ratio (GAAP compensation and benefits expense adjusted for IPO restricted stock awards divided by total revenues) was 52.8%. This compares to a compensation ratio of 60.9% in 2005. Not included in calculating this ratio for 2006 were restricted stock awards granted in February 2007 as part of year-end 2006 compensation.

•	Non-compensation expenses were 24.2% of revenues compared to 29.0% for 2005.
•	Income before income taxes increased 194.3% to $91.6 million compared to $31.1 million for the twelve months ended December 31, 2005.
•	The effective tax rate decreased 2.2% to 41.9% from 44.1% for the year ended December 31, 2005.
•	Net earnings increased 206.1% to $53.3 million compared to $17.4 million for the twelve months ended December 31, 2005.
•
After adjusting for IPO restricted stock awards, non-GAAP net income and diluted earning per share were $54.3 million and $1.97. A reconciliation between our GAAP results and non-GAAP measures is discussed below.

•	Return on equity was 18.3% compared to 6.6% in 2005.

“In 2006 we made significant progress across all areas of our business, recording our sixth consecutive year of record revenues,” said John G. Duffy, Chairman and Chief Executive Officer of KBW. “Our singular focus is reaping the benefits of the growth opportunities in the U.S. and in Europe.”

“During the past year we moved forward on several initiatives including our initial public offering, expansion of our international presence and growth in our other businesses. We have successfully deployed in Europe the business model that has been the foundation of our firm for many years. Our award-winning research team that covers more U.S. and European financial services companies than any other firm, combined with equity and fixed-income sales and trading, contributed substantially to KBW’s performance in 2006. In addition, we enjoyed a record year in investment banking. Going forward, we expect to continue our strong commitment to our investment banking clients and investor customers in the U.S. and Europe,” said Mr. Duffy.

Conference Call
A conference call with management discussion of financial results for the fourth quarter ended December 31, 2006 will be held February 20 at 9:00 a.m. eastern time, and can be accessed at (866) 770-7051 (within U.S. and Canada)/(617) 213-8064 (International) (code: 51491611). A replay of the call will be available approximately two hours post-call at (888) 286-8010 (within U.S. and Canada)/(617) 801-6888 (International) (code: 46826757). A live audio webcast and delayed replay will also be available under “Investor Relations” at http://www.kbw.com

About KBW
KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and KBW Asset Management, is a full service investment bank specializing in the financial services industry.

***

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Registration Statement on Form S-1 (File No. 333-136509), which is available at the Securities and Exchange Commission website at www.sec.gov. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Preliminary and Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Investment banking	$67,193	$39,658	$210,026	$149,332
Commissions	30,586	26,794	116,625	96,301
Principal transactions, net	8,453	11,675	33,146	31,004
Net gain on investments	2,012	3,408	12,627	5,564
Interest and dividend income	7,597	6,239	26,920	17,984
Investment advisory fees	3,743	2,754	5,036	3,843
Other	645	618	2,206	3,838
Total Revenues	120,229	91,146	406,586	307,866

Expenses:
Compensation and benefits	49,671	54,061	216,518	187,428
Occupancy and equipment	4,681	4,280	17,728	16,877
Communications and data processing	5,078	4,356	19,465	18,526
Brokerage and clearance	4,735	4,858	19,728	17,390
Interest	2,745	3,078	11,023	8,105
Other	9,736	7,445	30,475	28,398
Total non-compensation expense	26,975	24,017	98,419	89,296
Total expenses	76,646	78,078	314,937	276,724
Income before income tax expense	43,583	13,068	91,649	31,142
Income tax expense	18,159	5,733	38,365	13,735
Net income (a)	$25,424	$7,335	$53,284	$17,407

Net income per share (a) (b):
Basic	$0.88	$0.26	$1.94	$0.64
Diluted	$0.87	$0.26	$1.93	$0.64

Weighted average number of common shares outstanding (b):
Basic	28,991,535	27,875,524	27,512,023	27,194,404
Diluted	29,363,999	27,893,283	27,565,453	27,215,001

(a) Net income and net income per share prior to November 8, 2006 were classified as net income and net income per share attributable to mandatorily redeemable common stock.
(b) Share information has been restated to retroactively reflect a 43:1 stock split effected as a stock dividend on
November 1, 2006.

Non-GAAP Financial Measures

We have reported in this press release our compensation expense, tax expense, net income and basic and diluted earnings per share on a non-GAAP basis for the full year 2006 and the fourth quarter 2006. The non-GAAP amount excluded was with respect to the amortization of stock compensation expense associated with the grant of IPO restricted stock awards to our employees on November 8, 2006.

The following provides details with respect to reconciling compensation expense, tax expense, net income and basic and diluted earnings per share on GAAP basis for the full year 2006 and the fourth quarter 2006 to the aforementioned captions on a non-GAAP basis in the same respective periods.

(Dollars in thousands, except per share data)
	GAAP	Reconciliation Amount			Non-GAAP
Full Year 2006:
Compensation and benefits expense	$216,518	$(1,882)	(a	)	$214,636
Income tax expense	$38,365	$821	(b	)	$39,186
Net income	$53,284	$1,061	(c	)	$54,345

Earnings per share:
Basic	$1.94	$0.04			$1.98
Diluted	$1.93	$0.04			$1.97

Weighted average shares outstanding:
Basic	27,512,023	-	(d	)	27,512,023
Diluted	27,565,453	-	(d	)	27,565,453

Fourth Quarter 2006:
Compensation and benefits expense	$49,671	$(1,882)	(a	)	$47,789
Income tax expense	$18,159	$821	(b	)	$18,980
Net income	$25,424	$1,061	(c	)	$26,485

Earnings per share:
Basic	$0.88	$0.03			$0.91
Diluted	$0.87	$0.03			$0.90

Weighted average shares outstanding:
Basic	28,991,535	-	(d	)	28,991,535
Diluted	29,363,999	-	(d	)	29,363,999

(a)
The non-GAAP adjustment represents the pre-tax expense with respect to the amortization of the IPO restricted stock awards granted to employees on November 8, 2006. The amortization period with respect to this stock compensation expense was from November 8, 2006 to December 31, 2006.

(b)	The non-GAAP adjustment with respect to income tax expense represents the elimination of the tax benefit resulting from the amortization of the IPO restricted stock awards in the period.
(c)	The non-GAAP adjustment with respect to net income was the after-tax amortization of the IPO restricted stock awards in the period.
(d)	Both the basic and diluted weighted average shares outstanding were not adjusted.

We expect to grant restricted stock awards and other share-based compensation in the future. We do not expect to make any such substantial grants to employees outside of our regular compensation and hiring process, as we did when we granted IPO restricted stock awards in connection with our IPO.

Our management has utilized non-GAAP calculations of presented compensation expense, tax expense, net income and basic and diluted earnings per share that are adjusted in the manner presented above as an additional device to aid in understanding and analyzing our financial results for the full year and the fourth quarter of 2006. Specifically, our management believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of our core operating results and business outlook. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. These periods did not in the past, and likely will not in the future include such substantial grants of restricted stock awards to employees. Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these non-GAAP measures of compensation expense, tax expense, net income and basic and diluted earnings per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that both our GAAP measures of compensation expense, tax expense, net income and basic and diluted earnings per share and the same respective non-GAAP measures of our financial performance should be considered together.

Further information regarding these non-GAAP financial measures will be included in our Annual Report on Form 10-K. Our 10-K will be available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov. and at our website at http://www.kbw.com. You may also read and copy such report that we will file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.